QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AFFILIATED MANAGERS GROUP, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, a corporation organized and existing under and by virtue of the DGCL, does hereby certify:
FIRST: The name of the Corporation is Affiliated Managers Group, Inc. (the “Corporation”).
SECOND: Section 5 of Article VI of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
Section 5. Removal.
Subject to the rights, if any, of the series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) with or without cause and (ii) only by the affirmative vote of the holders of a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least thirty (30) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting.
THIRD: The foregoing amendment was duly adopted by the Board of Directors of the Corporation (the “Board”) at a meeting of the Board held on April 24, 2017, at which the Board declared such amendment to be advisable and called a meeting of the stockholders of the Corporation for consideration thereof.
FOURTH: The foregoing amendment was adopted by the stockholders of the Corporation by the necessary number of shares required by statute and by the Amended and Restated Certificate of Incorporation, at a meeting duly called and held on June 13, 2017, upon notice in accordance with Section 222 of the DGCL.
FIFTH: The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, Affiliated Managers Group, Inc. has caused this Certificate of Amendment to be duly executed as of June 14, 2017.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ David M. Billings
Name: David M. Billings Title: General Counsel and Secretary

QuickLinks
Exhibit 3.1